Exhibit 10.16

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER AGREEMENT - TRACTORS

This Master Agreement -Tractors (“Agreement”) is made as of February 22, 2018 by Anheuser-Busch, LLC (“AB”), with offices at One Busch Place, St. Louis, Missouri 63118-1852, and Nikola Motor Company, LLC (“Vendor”), with offices at 1130 S 3800 W, Suite 200, Salt Lake City, Utah 84104.

RECITALS

WHEREAS, from time to time AB anticipates that it may elect to lease for itself, or cause a motor transportation carrier to lease, from Vendor zero emission hydrogen fueled tractors and related equipment (the “Dedicated Equipment”) to be used by such carrier to perform dedicated transportation and related services for AB (the “Services”) at agreed upon AB locations; and

WHEREAS, AB and Vendor have agreed that it would be beneficial to each party to have in place the terms and conditions that would govern the performance of each such lease between Vendor and AB or Vendor and each carrier, as the case may be.

NOW, THEREFORE, the parties agree as follows:

1.                                      Definitions.

(a)                                 “Agreement” shall mean these terms and conditions which are incorporated into each Order and shall govern the performance of the respective parties.

(b)                                 “Claims” shall have the meaning set forth in Section 9 of this Agreement.

(c)                                  “Confidential Information” shall have the meaning set forth in Section 8(b) of this Agreement.

(d)                                 “Dedicated Equipment” shall mean zero emission hydrogen fueled tractors and related equipment.

(e)                                  “Disclosing Party” shall have the meaning set forth in Section 8(a).

(f)                                   “Lease” shall have meaning set forth in Section 3 below.

(g)                                  “Network” shall mean the then AB breweries and distribution centers the current list of which is set forth on Exhibit A attached hereto and incorporated herein.

(h)                                 “Order” shall have the meaning set forth in Section 3 below.

(i)                                     “Permitted Recipients” shall have the meaning set forth in Section 8(c).

(j)                                    “Receiving Party” shall have the meaning set forth in Section 8(a).

(k)                                 “Records” shall have the meaning set forth in Section 11 of this Agreement.

(l)                                     “Specifications” shall mean the specifications set forth on Exhibit D attached hereto and incorporated herein by reference.

(m)                             “Term” shall have the meaning set forth in Section 2 of this Agreement.

2.                                      Term.

(a)                                 The term of this Agreement shall start on January 1, 2018 and shall remain available to cover future Leases between the parties or Vendor and the carriers until terminated in accordance with the provisions of Section 8 hereof (“Term”).

(b)                                 The term of each Lease will be for a period of 1,000,000 miles unless sooner terminated as provided therein.

3.                                      Scope.

(a)                                 The parties contemplate, and Vendor represents that it is prepared to lease Dedicated Equipment meeting the specifications according to Exhibit D with carriers designated by AB subject to Section 3(d) below.  AB agrees to only designate carriers that have an investment grade credit rating.  Each Lease shall be initiated using AB’s form of Purchaser Order (“Order”) which will require Vendor to enter into a detailed lease with either such carrier or AB, as the case may be, a copy of the form of which is attached hereto as Exhibit B or, if between Vendor and a designated carrier, as mutually agreed between such parties (the “Lease”).  Each Lease will specify the quantity of Dedicated Equipment required by AB, the AB location, the carrier to execute the Lease and/or operate the Dedicated Equipment and such other matters set forth therein.  In the event of a conflict between the terms and conditions of this Agreement and a Lease between AB and Vendor, the terms and conditions of the Lease shall govern.  In the event that AB desires to transition an AB location to another carrier, then either AB or such new carrier shall assume such carrier’s Lease, if applicable.

(b)                                 The parties understand that it is AB’s desire to transition its dedicated fleet operations to alternative fuel technology.  AB agrees to cause that its designated carriers use Vendor’s Dedicated Equipment for each AB location within the Network as set forth on Exhibit A.  It is the intent of the parties to have AB issue an Order and the parties execute a specific Lease for each AB location within the Network and to have Dedicated Equipment operational within the Network by December 31, 2021.  The estimated implementation timeline, as well as, the quantity of Dedicated Equipment required at each AB location within the Network is set forth on Exhibit C attached hereto and incorporated herein by reference.  The parties currently estimate that Vendor will supply over eight hundred (800) Dedicated Equipment units (plus or minus 25%, as agreed to between the parties) for use across AB’s Network, as detailed on Exhibit C.  AB agrees to use at least six hundred (600) Dedicated Equipment units within the Network, as long as Vendor can satisfy its obligations hereunder.

(c)                                  In consideration of the time and efforts expended by the parties hereto in evaluating the prospects of this relationship and negotiating this Agreement and transaction contemplated herein, and for other good and valuable consideration, AB will have priority of delivery for up to

20% of Nikola’s initial production line of class 8 Vehicles in order to begin the implementation of the Dedicated Equipment within the Network by December 31, 2021, in an effort to meet the implementation schedule set forth at Exhibit C.

(d)                                 Vendor understands that if AB and Vendor enter into the Lease, AB will sublease the Dedicated Equipment to a qualified carrier selected by AB at each location to operate the Dedicated Equipment to perform the Services.

(e)                                  Vendor shall perform the maintenance and repairs to the Dedicated Equipment as set forth in Section 4 below.

4.                                      Maintenance and Repairs.

(a)                                 For each Dedicated Equipment unit, Vendor will provide lubricants, tires, wipers, brakes and all other operating supplies, perform all maintenance and repairs, and supply all labor and parts required to keep the Dedicated Equipment in service.  Such services, parts and materials are included in the Rent defined below, except as set forth herein.

(b)                                 Only Vendor and parties expressly authorized by Vendor may repair, maintain or adjust the Dedicated Equipment.  AB agrees to not have a third party repair or make adjustments to Dedicated Equipment without Vendor’s consent.  Vendor will only pay for properly authorized and documented repairs.

(c)                                  Except as described in this Section 4(c), if a mechanical failure renders a Dedicated Equipment unit temporarily inoperable, Vendor agrees to supply the applicable carrier with a vehicle, as nearly as practicable the same size as the inoperable Dedicated Equipment (a “Substitute Vehicle”) at no extra cost except for the variable mileage charges.  Vendor agrees to provide the Substitute Vehicle where the Dedicated Equipment was disabled and AB agrees to return it to the facility that provided it.  All Substitute Vehicles will be governed by the terms of this Agreement and/or the applicable Lease.  Vendor will not furnish a Substitute Vehicle for any Dedicated Equipment that is out of service: (i) for preventive or scheduled maintenance; (ii) due to driver abuse; (iii) due to AB’s or carrier’s violation of the applicable Lease; (iv) for repair or maintenance of special equipment that Vendor is not responsible for maintaining; or (v) for physical damage caused by carrier.  Vendor will not furnish a Substitute Vehicle for any Vehicle that is lost or stolen.

(d)                                 AB understands that in the event a Substitute Vehicle, which does not run on alternative fuels or is not zero emissions, must be utilized in place of Dedicated Equipment, Nikola will in no way be responsible for AB’s inability to meet its carbon reduction goals or for any setbacks related to its clean fuels marketing initiatives.

(e)                                  Vendor agrees to provide road service for mechanical or tire failure (unless it results from driver abuse or a violation of this Agreement or the Lease).  Where Vendor is not responsible for road service, if requested, Vendor will coordinate road service for AB at AB’s expense.

(f)                                   AB or the carrier, as the case may be, will be responsible to pay for all damage, repairs, maintenance, and related expenses resulting from operation of Dedicated Equipment in violation of the applicable Lease.

5.                                      Compensation.

(a)                                 Rent.  The rent, inclusive of all costs and expenses as articulated in this section 5(a), unless otherwise agreed in writing between the parties, shall be [*] for each Dedicated Equipment unit leased and maintained hereunder and [*] for any Dedicated Equipment unit driven autonomously (“Rent”).  The Rent shall be firm for the term of the Lease.  The Rent shall include the use of the Dedication Equipment, all hydrogen fuel required to operate a Dedicated Equipment unit to perform the Services for up to [*], the warranty covering the Dedicated Equipment and the services provided by Vendor or its subcontracts, maintenance and repair service, scheduled maintenance, tires, wipers, all fluids and brakes.  To be clear, Rent shall not include the cost to insure the Dedicated Equipment, which will be the sole responsibility of AB or carrier, as the case may be.

(b)                                 Expenses.  AB shall not be billed for, and shall not pay, any expenses that have not been identified in an Order, otherwise pre-approved in writing by AB, or as otherwise agreed to herein.  In addition, any approved expense charged to AB must be supported by appropriately detailed invoices and receipts before the expense will be paid by AB.  AB will only reimburse Vendor for expenses actually incurred, and not estimated or anticipated expenses.

(c)                                  Business Change.  In the event of a business consolidation, acquisition, divestiture, relocation or other business change results in reduced or incremental need for Dedicated Equipment under an Order or this Agreement, then AB shall be entitled to a modification of the applicable Order to remove or add Dedicated Equipment, but in no event shall the removal or addition be more than a 10% change to the applicable Order; provided, however, if an Order has not been issued by the time of such business change, then AB may add or remove such location to the Network, as applicable.

(d)                                 Fuel Surcharge.  With respect to the Rent charged per mile for use of the Dedicated Equipment, the parties agree that Vendor will add a surcharge to reflect a significant increase in diesel fuel costs as set forth pursuant to Exhibit E, which is attached hereto and incorporated herein by reference.  Vendor shall furnish AB with a breakdown of the surcharge, if any, applied to each invoice as compared to the monthly Rent charged.

6.                                      Payment Terms.

(a)                                 AB agrees to pay Vendor, or cause Vendor to be paid by the applicable carrier, the Rent hereunder once monthly (currently, last day of the month) in accordance with AB’s payment disbursement cycle occurring after the receipt of invoice or shipment date, whichever is later, in accordance with the following:

Contract Year 1	-	thirty (30) days
Contract Year 2	-	thirty-
Contract Year 3	-	thirty-four (34) days
Contract Year 4	-	thirty-six (36) days
Contract Year 5	-	thirty-eight (38) days
Contract Year 6	-	forty (40) days
Contract Year 7	-	forty-two (42) days

Any amounts payable by either party under any provision of this Agreement or a Lease which are due on a Saturday, a Sunday, or a public holiday generally recognized in the United States, shall instead be due and payable on the first business day thereafter.

(b)                                 Vendor shall use AB’s automated freight payment system in submitting invoices and other billing items in the format directed by AB.

(c)                                  AB may offset against amounts owed to Vendor by AB hereunder with Vendor’s written consent.  Vendor may assess a service charge of [*] per month (or the highest lawful rate, if less) for any delayed payments.  All payments shall be made in U.S.  currency and at U.S.  rate of exchange.

(d)                                 If AB does not pay the invoiced amounts, Vendor must commence civil action or final and binding arbitration proceedings to recover such invoiced amounts within two (2) years of non-payment.  If Vendor alleges undercharges, or AB alleges overcharges, duplicate payment, or over collection, notice of such claims or unidentified payments must be given within 180 days of the date of the invoice and any civil action or arbitration proceeding must be filed within two (2) years.  Failure to give notice of such claims within said 180-day period or expiration of the eighteen (18) month term shall be a complete and absolute defense against any such claim, regardless of extenuating or mitigating circumstances or excuses of any nature, and shall forever bar any action for recovery of same.  The processing, investigation, and disposition of overcharge, unidentified payment, duplicate payment, or over collection claims shall be governed by present federal regulations codified at 49 C.F.R. Part 378.

7.                                      Termination and Test Period.

(a)                                 Either party may terminate this Agreement and/or any current Lease between the parties if the other party defaults in a material respect of any of its obligations hereunder, or in connection with the performance of any Lease between the parties, and such default is not cured within thirty (30) days following written notice to the party of such default.

(b)                                 AB may terminate this Agreement by giving Vendor at least three hundred sixty (360) days’ prior written notice of termination, except the term of any Lease shall continue until expiration thereof and any terms and conditions of this Agreement shall remain effective with respect to such Lease.

(c)                                  The obligations of Vendor and AB under Sections 7, 8, 9 and 11, shall survive the expiration or earlier termination of this Agreement.

(d)                                 Prior to AB issuing any Order hereunder, the parties agree to work together to perform a ninety (90) day road test of one (1) Dedicated Equipment unit to assure that it will perform according to the specifications set forth on Exhibit D.  If after the ninety (90) day test period the Dedicated Equipment unit does not generally satisfy the specifications set forth on Exhibit D, then AB may terminate this Agreement.

8.                                      Confidentiality.

(a)                                 The term “Disclosing Party” shall mean the party disclosing Confidential Information, as defined below, to the other party.  The term “Receiving Party” shall mean the party receiving Confidential Information from the Disclosing Party.

(b)                                 The term “Confidential Information” shall mean any and all information that the Disclosing Party (or its affiliates) has furnished or is furnishing to the Receiving Party (or its affiliates), whether furnished before or after the date of this Agreement, whether tangible or intangible and whatever form or medium provided, including all information generated by the Receiving Party that contains, reflects or is derived from the furnished information; provided that Confidential Information shall not include any information which:

(1)                                 is already known to the Receiving Party (as shown by documentary evidence) at the time of disclosure by the Disclosing Party and was not received directly or indirectly from the Disclosing Party under an obligation of confidentiality;

(2)                                 is or becomes generally available to the public other than as a result of a disclosure by a party in breach of an obligation of confidentiality;

(3)                                 becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party, its agents, representatives, contractors or employees) as a matter of legal right and not under a duty of confidentiality to the Disclosing Party; or

(4)                                 is independently developed by agents of the Receiving Party without the use, or the benefit, of any Confidential Information.

(c)                                  In consideration of the Disclosing Party’s disclosure to the Receiving Party of Confidential Information, the Receiving Party shall retain in strict confidence, and not disclose in any manner whatsoever, in whole or in part, to any person other than Permitted Recipients (defined below), or use for any purpose other than in connection with its performance of a party’s obligations hereunder, any Confidential Information.  The Receiving Party may disclose the Confidential Information to its direct and indirect parents, subsidiaries and affiliates and its and their respective directors, officers, employees, advisors, representatives and any carrier executing a Lease or sublease as described hereunder, and in the case of Vendor, its permitted subcontractors (collectively, the “Permitted Recipients”), who need to know the Confidential Information for the purposes of receiving or performing the their obligations hereunder provided that such Permitted Recipients are legally obligated to the Receiving Party: (i) to hold such information in confidence under obligations of confidentiality at least as stringent as those herein and (ii) to use such information only for the purposes expressed herein; provided further that, neither party may disclose the other party’s Confidential Information to any competitor of the other party, without such other party’s prior written consent.  Receiving Party agrees, at its sole expense, to take all reasonable measures from prohibited or unauthorized disclosure or use of the Confidential Information and shall be liable for any breach by Permitted Recipients.

(d)                                 Nothing in this Agreement shall obligate either party to refrain from disclosure of Confidential Information to the extent such disclosure is required by law.  In the event that any Confidential Information is required to be disclosed by law, including without limitation, pursuant to the terms of a subpoena or similar document or in connection with litigation, arbitration or other proceedings, the Receiving Party shall use its reasonable efforts to give prior prompt notice of such disclosure to the Disclosing Party, and shall allow the Disclosing Party, in its sole discretion and at its sole expense, to contest the disclosure of Confidential Information on the Disclosing Party’s behalf, and the Receiving Party will reasonably cooperate with the Disclosing Party in such efforts to contest such disclosure.  In the event such disclosure is not successfully contested, the Receiving Party agrees to furnish only that portion of the Confidential Information which is legally required to be disclosed and will exercise reasonable efforts to obtain confidential treatment for that part of the Confidential Information being disclosed.

(e)                                  Upon the expiration or earlier termination of this Agreement, the Receiving Party shall return all originals and copies of any Confidential Information to the Disclosing Party or, with respect to copies, upon written request, shall certify to the Disclosing Party that all copies of Confidential Information in the Receiving Party’s control have been destroyed.  In the event of a breach or threatened breach by the Receiving Party of the provisions of this Section 8, the Disclosing Party shall be entitled to seek an injunction (without posting any bond therefor) restraining the Receiving Party from disclosing, in whole or in part, any such Confidential Information or from rendering any service to any third party to whom the Confidential Information, in whole or in part, has been disclosed or to whom the Receiving Party is threatening to disclose same.  Nothing herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available to Disclosing Party for such breach or threatened breach, including the recovery of damages.  Notwithstanding the foregoing, the Receiving Party shall not be required to return to the Disclosing Party or destroy copies of Disclosing Party’s Confidential Information that (i) reside on the Receiving Party’s backup, disaster recovery or business continuity systems, or (ii) that the Receiving Party is obligated by applicable law and/or industry and/or governmental regulations to retain, which copies shall remain subject to the duty of confidentiality under this Section 8.

(f)                                   Vendor acknowledges that AB is committed to providing an excellent service to its wholesalers.  To deliver this service and provide them with the operational visibility AB’s wholesalers have come to expect, AB provides its wholesalers with a centralized portal that allows them to track & trace their incoming loads.  To enable this portal’s functionality, we expect telematics data to be provided by the Vendor.  If Vendor is not able to provide such data to AB or the applicable carrier within a reasonable frequency and level of accuracy, then AB may, with Vendor’s written consent and at AB’s sole cost and expense, install in the Dedicated Equipment certain tracking/monitoring equipment to allow AB and/or third parties designated by AB including but not limited 10-4 Systems, Inc. to be able to access certain location, position, tracking and other data including but not limited to hard braking, over acceleration, etc. in connection with the Services received by AB from the carriers to assist AB in improving logistics management.  Vendor shall have complete control over which data will be provided to third parties that install the tracking/monitoring equipment.  If third parties require Vendor’s assistance to make the tracking/monitoring equipment function correctly, AB shall pay Vendor’s reasonable and customary costs to cover the time, travel and hardware needed to make such items function properly with the Dedicated Equipment.  If third party’s tracking/monitoring equipment causes any errors that deem any Dedicated Equipment unit inoperable, as between AB or AB’s designated carriers and Vendor, AB shall bear sole responsibly for the inoperable equipment and shall not be entitled to any Substitute Vehicles.

9.                                      Indemnification and Insurance.

(a)                                 Vendor agrees to indemnify, defend and hold AB, its parents, subsidiaries and affiliates and their respective officers, directors, employees and agents (the “AB Parties”) harmless from and against any and all claims, injuries, judgments, damages, liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs (including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or similar proceedings) and other legal expenses (collectively, “Claims”), suffered or incurred by an AB Party, its employees or third parties arising out of or in connection with (i) Vendor’s breach of this Agreement or any Lease, or (ii) the negligence, willful misconduct or other intentional tort of Vendor, its subcontractors and their respective employees, agents or contractors in the performance of this Agreement or any Lease.  In no event will Nikola be responsible for AB’s inability to meet its carbon reduction goals, or for any setbacks related to its clean fuels marketing initiatives, or any other related issues or damages as a result of using Substitution Vehicles.

(b)                                 AB agrees to indemnify, defend and hold Vendor, its parents, subsidiaries and affiliates and their respective officers, directors, employees and agents (the “Vendor Parties”) harmless from and against any and all Claims, suffered or incurred by a Vendor Party, its employees or third parties arising out of or in connection with (i) AB’s breach of this Agreement or any Lease, or (ii) the negligence, willful misconduct or other tort of AB, its subcontractors and their respective employees, agents or contractors in the performance of this Agreement or any Lease.

(c)                                  Each party shall give the other party prompt notice of any Claim coming within the purview of these indemnities.  The indemnifying party will assume the defense of any Claim against an indemnified party with counsel reasonably satisfactory to the other party and will, upon the request of such other party, allow such other party to participate in the defense thereof, such participation to be at the expense of such other party.  Each party will reasonably cooperate with the other party in the defense and will, at such other party’s expense, provide all relevant documents, witnesses and other assistance within its possession or control upon the reasonable request of such other party.

(d)                                 If AB or carrier enters into a Lease with Vendor, Vendor shall maintain the following insurance, at Vendor’s cost and expense: (i) a policy of commercial general liability in the amount of $1,000,000 per occurrence, naming AB as an additional insured, (ii) workers’ compensation insurance, at the applicable required statutory limits, and employer’s liability insurance, with a limit per occurrence of no less than $1,000,000, (iii) Garage Keeper’s physical damage insurance, with a comprehensive/collision limit of $100,000, (iv) automobile liability insurance, with a combined single limit per occurrence of $2,000,000, for bodily injury and property damage, naming AB as an additional insured, and (v) umbrella liability coverage with a limit per occurrence of no less than $5,000,000 in excess of the underlying policy limits.

(e)                                  If AB enters into a Lease with Vendor, AB shall maintain and require carrier to maintain the following insurance, at AB’s cost and expense: (i) a policy of commercial general liability in the amount of $1,000,000 per occurrence, naming Vendor as an additional insured, (ii) workers’ compensation insurance, at the applicable required statutory limits, and employer’s liability insurance, with a limit per occurrence of no less than $1,000,000, (iii) automobile liability insurance, with a combined single limit per occurrence of $2,000,000, for bodily injury and property damage, naming Vendor as an additional insured, and (v) umbrella liability coverage with a limit per occurrence of no less than $5,000,000 in excess of the underlying policy limits.

(f)                                   Each of the policies described above shall (i) be provided by an A-rated carrier reasonably acceptable to the other party, and (ii) contain the condition that such insurance is primary and any liability insurance maintained by the other party is excess and non-contributory.  Upon request by a party hereto, the other party shall deliver to such party certificates of insurance evidencing all insurance coverage required hereby.  If a party fails to provide proof of any of the insurance required hereby, within thirty (30) days’ written notice, such other party shall have the right to terminate this Agreement upon written notice to the party.

(g)                                  NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR PUNITIVE DAAMAGES IN AN AMOUNT EXCEEDING $10,000,000.  THE FOREGOING CAP SHALL NOT APPLY TO CLAIMS ARISING FROM FRAUD BY A PARTY, THIRD PARTY CLAIMS OR VENDOR’S UNEXCUSED REFUSAL TO PERFORM UNDER THIS AGREEMENT WITH REASONABLE KNOWLEDGE OR INTENTION THAT SUCH REFUSAL SHALL CAUSE MAJOR INTERRUPTION WITH, OR MAJOR DISRUPTION TO, AB’S OPERATIONS.

10.                               Warranties.  Vendor represents, warrants and covenants to AB as follows:

(a)                                 It has the full right and legal authority to enter into and fully perform the Order and this Agreement in accordance with its terms.

(b)                                 This Agreement, when executed and delivered by Vendor, and the Order will be its legal, valid and binding obligation enforceable against it in accordance with its terms.

(c)                                  The execution and delivery of this Agreement have been duly authorized by Vendor, and such execution and delivery and the performance by Vendor of its obligations hereunder and under all Orders, do not and will not violate or cause a breach of any agreement or other obligation to which it is a party or by which it is bound or affected that will impact Vendor’s performance of Services hereunder.

(d)                                 The Equipment will meet the Specifications set forth on Exhibit D attached hereto and incorporated herein by reference.

(e)                                  Vendor represents, warrants and covenants to AB that all services shall be performed in a professional and workman-like manner in compliance with all applicable laws.

11.                               Books and Records.

(a)                                 During the Term hereof and for a period of at least one (1) year thereafter, Vendor shall maintain such books and records (collectively, “Records”) as are reasonably necessary to substantiate that Vendor is in compliance with this Agreement including that (a) all representations and warranties made by Vendor in this Agreement are true and correct in all respects, (b) all invoices and other charges submitted to AB for payment were valid and proper, and (c) no payments have been made, directly or indirectly, by or on behalf of Vendor to or for the benefit of any AB employee or agent who may reasonably be expected to influence either AB’s decision to enter into this Agreement or any Order or the amount to be paid by AB pursuant hereto. (As used herein, “payments” shall include money, property, services, and all other forms of consideration.) All Records shall be maintained in accordance with generally accepted accounting principles consistently applied.  AB and its representatives shall have the right at any time during normal business hours, upon seventy-two (72) hours, notice, to examine the Records and discuss the Records with Vendor’s officers, employees and independent public accountants as AB deems necessary.

(b)                                 During the Term hereof and for a period of at least one (1) thereafter, AB shall maintain such books and records (collectively, “Records”) as are reasonably necessary to substantiate that AB is in compliance with this Agreement including that (a) all representations and warranties made by AB in this Agreement are true and correct in all respects, (b) all invoices and other charges submitted to Vendor for payment were valid and proper, and (c) no payments have been made, directly or indirectly, by or on behalf of AB to or for the benefit of any Vendor employee or agent who may reasonably be expected to influence either Vendor’s decision to enter into this Agreement or any Order or the amount to be paid by Vendor pursuant hereto. (As used herein, “payments” shall include money, property, services, and all other forms of consideration.) All Records shall be maintained in accordance with generally accepted accounting principles consistently applied.  Vendor and its representatives shall have the right at any time during normal business hours, upon seventy-two (72) hours, notice, to examine the Records and discuss the Records with AB’s officers, employees and independent public accountants as Vendor deems necessary.

12.                               Independent Contractor.  Vendor shall be and act as an independent contractor, and not as an agent, partner or employee, in the performance of the applicable Order and this Agreement.  Vendor, its employees and the contractors engaged by it are not employees of AB or any of its Affiliates.  AB shall not be responsible for the health, safety, property of or liability to third parties by Vendor, its employees or any contractor engaged by Vendor.

13.                               Notices.  Except as otherwise expressly provided in this Agreement, any notice, communication or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) when delivered in person, (b) when sent by Certified Mail, return receipt requested, all postage and other charges prepaid, (c) in the case of overnight courier services, one (1) business day after delivery to the overnight courier service with payment provided for, or (d) when sent via email, in each case addressed as follows:

If to AB:	If to Vendor:

If to Vendor:
Anheuser-Busch, LLC	Nikola Corporation
Attn: Sr. Director, Transportation Procurement	Attn: Chief Legal Officer
One Busch Place	11 SOS 3800 W, Suite 200
St. Louis, Missouri 63118	Salt Lake City Utah 84104
Email:	Email:

or to such other address as any party may designate by notice to the other party in accordance with the terms of this section.

14.                               Compliance with the Law.  Each party shall, at its sole cost and expense comply with all applicable laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force during the term of this Agreement including but not limited to DOT regulations.

15.                               Equal Employment Opportunity.  AB is an equal opportunity employer and federal contractor or subcontractor.  Consequently, the parties agree that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60- 741.5(a) and that these laws are incorporated herein by reference.  These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin.  These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.  The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

16.                               Anti-Bribery.  Vendor covenants and agrees that in performing its obligations under this Agreement, in carrying out the transactions under this Agreement and in obtaining any governmental approvals required in connection with this Agreement, none of Vendor and its officers, directors, employees and agents will offer, pay, promise or authorize payment of anything of value to any government official, political party or political candidate, in violation of any anti-bribery or anti-corruption laws, or take any other action that would violate any anti- bribery or anti-corruption laws binding on such person or in effect in any jurisdiction in which such action is taken.  Vendor expressly confirms having read and agreed with the AB InBev Global Responsible Sourcing Policy, which can be found at:

http://www.ab-inbev.com/content/dam/universaltemplate/ab-inbev/Better%20World/Our%20Policies/Final%20Responsible%20Sourcing%20Policy%20102317.pdf.

17.                               Dispute Resolution.  The Parties agree that this Agreement is being entered into in good faith and that if a dispute arises in its application or interpretation that:

(a)                                 They shall attempt to resolve said dispute between themselves or upon mutual agreement by the intervention of an experienced mediator and upon the terms and cost allocation agreed upon.

(b)                                 If a dispute is not resolved voluntarily, good faith considerations shall be given to submitting the dispute to final and binding arbitration under the Commercial Rules of the American Arbitration Association before a single arbitrator at a point mutually agreed upon or if no point is agreed upon at the offices of the Association closest to Carrier.  The award of the arbitrator may be enforced in any court of competent jurisdiction.

(c)                                  If arbitration is not agreed to, or if the dispute involves a remedy not otherwise available in arbitration such as, but not limited to, injunctions, criminal penalties, or certain equitable relief, civil action may be pursued subject to the following: (i) jury trials are waived by the Parties, and (ii) service by certified mail to the persons specified as being entitled to notice under this Agreement and to the address shown shall constitute valid and binding service of process.

(d)                                 Any disputes which arise on movements to, from or within Mexico and/or Canada which cannot be resolved between Vendor and AB shall be resolved by final and binding arbitration as provided in this section.

18.                               Compliance with Laws and Regulations.  The parties shall at all times comply with all applicable federal, state, municipal, and provincial laws, rules, and regulations including, but not limited to, the federal and state safety regulations.  To the extent this Agreement or any services provided hereunder shall conflict with such laws, rules and regulations, this Agreement and the services provided hereunder shall be modified to comply with such laws, rules, and regulations.

19.                               Most Favored Customer.  If at any during the Term Vendor or any of its affiliates sells or leases equipment materially the same as the Dedicated Equipment at a delivered price (net of all discounts, allowances and any other price considerations) which is less than the Rent charged to AB, then the Rent charged to AB shall be reduced to such lower price.  Any such reduction in Rent shall be retroactive to the date Vendor or any of its affiliates began selling or leasing equipment at the lower price and shall remain in effect as long as such lower price is in effect with such other third party.  If requested, Vendor shall furnish AB with a certificate signed by an authorized officer of Vendor confirming Vendor’s compliance with this Section for the preceding year.

20.                               Miscellaneous.

(a)                                 This Agreement cannot be modified except by an agreement in writing specifically referring to this Agreement and signed by authorized representatives of Vendor and AB.

(b)                                 The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

(c)                                  If any part of this Agreement is held to be invalid for any reason, the remaining portion shall remain in full force and effect.  The invalid provision shall be replaced by a substitute provision which is valid and as nearly as possible maintains the same economic purposes and intentions of the invalid provision.

(d)                                 In the event performance by one party is affected by any cause beyond the reasonable control of such party, including without limitation fire, labor strife, riot, war, weather conditions, acts of the public enemy, act of God, acts of terrorism, local or national disruptions to transportation networks or operations, material equipment repairs, fuel shortages, governmental regulations, or governmental request or requisition for national defense, and provided that the applicable cause is not attributable to the acts or omissions of such party, and such party is taking reasonable measures to remove or mitigate the effects of the applicable cause, then the running of all periods of time mentioned herein and the performance of all obligations required herein shall be suspended during the continuance of such interruption, and such party shall promptly notify the other party of such interruption.  Such period of suspension shall not in any way invalidate this Agreement, but on resumption of operations, any affected performance by such party shall be resumed.  No liability shall be incurred by either party for damages resulting from such suspensions.

(e)                                  For any Lease between Vendor and a carrier contemplated hereunder, AB shall be an intended third party beneficiary of such Lease.

(f)                                   This Agreement shall be governed by Delaware law, without reference to its principles of conflicts of law.

(g)                                  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto.  This Agreement may not be varied, modified, altered, or amended except in writing signed by the parties and shall supersede any “shrink wrap”, “click wrap” or “click through” terms that may be included with any Services or materials provided by Vendor under an Order.

(h)                                 The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

(i)                                     The parties agree that each party has reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the construction of this Agreement.

(j)                                    Neither party may assign its rights or delegate its duties hereunder to any third party (whether by sale, transfer, merger or consolidation or otherwise) without the prior written consent of the other party; provided, AB and Vendor may assign this Agreement to an Affiliate without such consent.  Any attempted assignment or delegation without such consent shall be void and constitute a material breach.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and approved assigns.

(k)                                 Neither AB nor Vendor shall use the name (or any trademark, logo, or service mark) of the other party or its affiliates without the prior written consent of the other party in each instance.  AB and Vendor shall not, without the prior written consent of the other party in each instance, make any public announcement, issue any press release, make any statement to any third party, or make or authorize the publication of any article, either externally or internally, which identifies, relates to, or otherwise gives publicity to this Agreement.  Violation of this Section shall constitute a material breach of this Agreement.

(l)                                     This Agreement may be executed in counterparts, and by manual, facsimile or .pdf signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

NIKOLA MOTOR COMPANY, LLC		ANHEUSER-BUSCH, LLC

By:	Nikola Corporation	By:	/s/ Ingrid De Ryck
Its:	sole owner

By:	/s/ Trevor Milton	Name:	Ingrid De Ryck
Name:	Trevor Milton	Title:	VP Procurement & Sustainability
Title:	CEO

		By:	/s/ Fued Sadala
		Name:	Fued Sadala
		Title:	VP Logistics